PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-234787

Summit Wireless Technologies, Inc.

1,281,325 Shares of Common Stock

1,381,403 Shares of Common Stock underlying Warrants

414,364 Shares of Common Stock underlying Pre-Funded Warrants

This prospectus relates to the offer and resale of (i) up to an aggregate of 1,128,381 shares (the “Exercised Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Summit Wireless Technologies, Inc. (the “Company”, “we”, “us” or “our”), issued pursuant to warrant amendment and exercise agreements entered into by and between the Company and each Selling Stockholder (as defined below) upon the exercise of Warrants (as defined below) held by such Selling Stockholders, (ii) up to an aggregate of 152,944 shares of Common Stock issued to such Selling Stockholders pursuant to settlement agreements entered into by and between the Company and each Selling Stockholder (other than the Medalist Funds (as defined below)) (the “Settlement Shares”, and together with the Exercised Warrant Shares, the “Shares”), (iii) up to an aggregate of 1,381,403 shares underlying Warrants (excluding Pre-Funded Warrants (as defined below)) (the “Warrant Shares”) currently held by such Selling Stockholders as follows: (a) 442,077 shares of Common Stock issuable upon exercise of the Company’s Series D common stock purchase warrants (the “Series D Warrants”); (b) 528,335 shares of Common Stock issuable upon exercise of the Company’s Series F common stock purchase warrants (the “Series F Warrants”); (c) 407,413 shares of Common Stock issuable upon exercise of the Company’s Series G common stock purchase warrants (the “Series G Warrants”); and (d) 3,578 shares of Common Stock issuable upon exercise of one of the Company’s other common stock purchase warrants (the “Other Warrant”); and (iv) 414,364 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of the Company’s pre-funded common stock purchase warrants (the “Pre-Funded Warrants”, and collectively with the Series D Warrants, the Series F Warrants, the Series G Warrants and the Other Warrant, the “Warrants”). The holders of the Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.” Each of the Warrants other than the Pre-Funded Warrants is exercisable for one share of Common Stock at an exercise price of $0.79 per share, and each of the Pre-Funded Warrants is exercisable for one share of Common Stock at an exercise price of $0.01 per share.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the Shares as well as the Warrant Shares and the Pre-Funded Warrant Shares issuable from time to time upon exercise of the Warrants, through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale for the Shares, the Warrant Shares and the Pre-Funded Warrant Shares that may be used by the Selling Stockholders, see the section entitled “Plan of Distribution” on page 22. For a list of the Selling Stockholders, see the section entitled “Selling Stockholders” on page 12.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their shares of Common Stock hereunder following the effective date of this registration statement.

We are registering the Shares, the Warrant Shares and the Pre-Funded Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we may receive up to $0.79 per share upon the cash exercise of each of the Warrants other than the Pre-Funded Warrants, and up to $0.01 per share upon the cash exercise of each of the Pre-Funded Warrants. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares, the Warrant Shares and the Pre-Funded Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares, the Warrant Shares and the Pre-Funded Warrant Shares.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “WISA.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Shares, the Warrant Shares and the Pre-Funded Warrant Shares may be offered and sold. If necessary, the specific manner in which the Shares, the Warrant Shares and the Pre-Funded Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 11 and in the documents which are incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2019.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 1,281,325 Shares, 1,381,403 shares of Common Stock issuable upon the exercise of the Warrants (excluding the Pre-Funded Warrants) and 414,364 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Summit,” “Company,” “we,” “our” and “us” refer to Summit Wireless Technologies, Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We believe that the future of audio technology is in wireless devices and that Summit is well positioned to deliver best-in-class immersive wireless sound technology for intelligent devices and next generation home entertainment systems. According to a report by Markets and MarketsTM research firm, the wireless audio market is projected to be $31.80 billion by 2023, making it one of the fastest growing consumer segments. We currently sell modules which wirelessly transmit and receive audio directly to speakers, and which are also fully certified and compatible with the Wireless Speaker and Audio (“WiSA”) Association’s current Compliance Test Specification, which tests the interoperability of products that offer wireless, interference free, uncompressed High-Definition audio. Additionally, we plan to license our proprietary software technology, currently embedded in our wireless modules, to other companies who can then embed our technology into other Wi-Fi enabled smart devices. The segment of the wireless audio market that Summit focuses on is comprised of scalable multichannel solutions with levels of latency that are low enough to synchronize with video. The term multichannel refers to the use of multiple audio tracks to reconstruct a sound field using multiple speakers.

As part of the effort to grow the wireless multichannel home audio segment, Summit was a founding member of the WiSA Association, an association dedicated to providing industry leadership and consumer choice through interoperability testing between brands. There are currently over 65 brands participating in the WiSA Association. Products certified and marked with a WiSA Association logo have been tested to interoperate. This preserves consumer choice by enabling consumers to choose different wireless transmitting products across different brands where audio is decoded with speakers that have the WiSA Association logo displayed. Our marketing strategy focuses on, what we believe, are two emerging wireless audio market needs: better audio quality and lower signal latency. Summit currently sells custom semiconductor chips and wireless modules to a growing list of consumer electronics customers, including major brands in the consumer electronic industry. We believe that a growing adoption of our technology by leaders in this industry will revolutionize the way people experience media content through their mobile devices, televisions (“TVs”), game consoles and personal computers (“PCs”).

Our Business Focus

Our primary business focus is to enable mainstream consumers and audio enthusiasts to experience high quality audio. We intend to continue selling our semiconductors and wireless modules to consumer electronics companies while also increasing our focus on implementing a software licensing business segment.

Industry Background

The wireless audio market is expected to grow from $16.13 billion in 2016 to $31.80 billion by 2023 according to a June 2017 report by Markets and MarketsTM research firm. The primary growth segments for in home entertainment have been “Bluetooth” stereo accessories which include single speakers, headsets, and more recently, “multi-room” stereo speakers that use your home’s Wi-Fi network to stream audio throughout the house. According to a September 2017 article available at www.dealerscope.com, the emergence of the latter component audio system has presented issues in latency and quality among wireless devices, which Summit’s technology aims to fix. The information contained in or accessible through the foregoing website is not part of this prospectus, or the registration statement of which this prospectus forms a part, and is for informational purposes only.

Our Technology

Our technology addresses some of the main issues that we perceive are hindering the growth of the home theater: complexity and cost. We believe that consumers want to experience theater quality surround sound from the comfort of their homes. However, wired home theater systems often require expensive audio-visual (“AV”) receivers to decode the audio stream, leaving the consumer with the burden of concealing the wires. Hiring a professional to hide the wires into the walls or floor is invasive, complicated, costly and time consuming. Further, people that rent as opposed to own may not be able to install these systems as the installation construction needed may not be permitted under a lease agreement. Our first-generation wireless technology addresses these problems by transmitting wireless audio to each speaker at Blu-ray quality (uncompressed 24-bit audio up to 96 kHz sample rates) and emphasizing ease of setup. To our knowledge, Summit’s custom chip and module technology is one of the only technologies available today that can stream up to eight (8) separate wireless audio channels with low latency, removing lip-sync issues between the audio and video sources. In addition, every speaker within a system that utilizes our technology can be synchronized to less than one microsecond, thus eliminating phase distortion between speakers. Summit’s first-generation technology shows that wireless home theater systems are viable home audio solutions for the average consumer and audio enthusiast alike.

Summit is currently developing certain proprietary software for which patent applications have been submitted that we believe will allow us to enable smart devices that have Wi-Fi and video media to deliver surround sound audio. A prototype version of our software technology has been demonstrated to select customers (pursuant to confidentiality agreements) at the 2019 Consumer Electronics Show in Las Vegas, Nevada. We believe that our software based-solution, which other brands can integrate into their devices, will (i) reduce integration costs for mass market use, (ii) utilize Wi-Fi for wireless connectivity, making the need for complex physical wire installations unnecessary, (iii) provide a low power consumption option to allow for use in battery powered devices, and (iv) provide compatibility with popular consumer electronic operating systems.

Additionally, we believe that our software-based solution will have certain advantages compared to our custom chip and modules we currently have available since our current chips and modules require brands to integrate a separate dedicated Summit transmit module even if a Wi-Fi module is included in the design of the device. Our custom chip and module solution may not be appropriate for integrating into certain devices because it adds to system cost, power consumption, and occupies space. We intend to leverage what we have learned from our current products to help us develop a product that can be easily ported to run as software on most Wi-Fi modules and media systems on a chip (“SOC”) combination as opposed to a proprietary wireless audio module. This new approach eliminates the cost of a second radio so there is no additional material cost, assuming there is a Wi-Fi module already integrated into the device.

WiSA Association

Our wholly-owned subsidiary, WiSA, LLC, operates the WiSA Association, which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, all of which agree that a standardized method of interoperability between wireless audio components should exist, and most of which believe that products should be brought to market with this goal in mind. The WiSA Association creates, maintains and manages specifications for wireless interoperability that are available to all association members. For products with a WiSA Association certification, the WiSA Association also creates, maintains and manages testing criteria and specifications for all products to be listed, marketed and sold. WiSA-certification is an industrywide “stamp of approval” certifying that a product is interoperable with other products in the WiSA ecosystem and has passed several high-performance tests ensuring interoperability and wireless performance standards are met. As the sole owner of WiSA, LLC, we certify all WiSA Association products. Although we previously did not sell any WiSA-certified products, we plan to sell such products in the near future and we also distribute the technology to enable such products to meet the WiSA Association’s certification test specifications.

In 2018, the Company introduced the WiSA ReadyTM certification. The WiSA Ready certification identifies entertainment sources – such as TVs, gaming systems or computers – that are equipped to deliver up to eight (8) channels of high-definition audio to WiSA-certified speakers when connected with a WiSA Universal Serial Bus (“USB”) transmitter. This program simplifies consumer set-up and reduces costs by replacing AV receivers or wireless hubs with a low-cost USB accessory. We believe that using WiSA Ready products allows consumers to more simply and conveniently enjoy wireless multi-channel sound, eliminating the clutter, wires and complicated installs generally required to create immersive audio experiences.

Currently, WiSA-certified products are required to use Summit modules in order to meet the standards set by the WiSA Association. As a result, WiSA Association members purchase modules from us in order to build their products to meet such standards.

Among WiSA-certified products, consumers will be able to outfit their home entertainment system with WiSA-certified speakers and components from any participating vendor with the assurance that the devices will interoperate and provide high quality wireless High-Definition surround sound.

The WiSA Association manages logo usage and trademark guidelines, investigates alternative markets, connects brands to manufacturing resources, and provides industry leadership in solving the challenges facing the home theater and commercial markets in the integration of wireless audio technology.

Modules

Summit has designed wireless modules that provide high performance wireless audio for our customers to build into their products, such as a speaker, TV, or Summit’s WiSA Ready USB transmitter dongle. These modules include our custom semiconductors with our intellectual property (“IP”) built in as well as a Wi-Fi radio for communications. By designing and selling these modules, we can reduce our customers’ design expense, accelerate their time-to-market cycle, and reduce the cost of each module. Summit offers both a “TX” module to transmit the audio from a host device like a media hub, TV or dongle to WiSA-enabled speakers and an “RX” model for speakers that receive the wireless audio signal and processes it for audio play out.

Modules for Consumer Products

Summit’s TX modules are targeted for integration into TVs, AV receivers, media hubs and small USB dongles. Summit’s transmitter, with its integrated antenna, is designed to support rooms as large as 10-meters by 10-meters with uncompressed, 24-bit audio up to 96 kHz sample rate. The module supports a simple interface, with Inter-IC Sound (“I2S”) or USB audio and control. In addition, Summit’s technology has been approved by Digital Content Protection, LLC, the licensing agency for High-bandwidth Digital Content Protection, as an audio only output technology for retransmission of audio content.

Summit’s receiver interfaces to a digital amplifier and is designed to be integrated directly into a home theater speaker. Integrated antennas support 24-bit audio up to 96 kHz sample rates virtually anywhere within a 10-meter by 10-meter space. It supports one or two separate audio outputs via I2S. An optional interface on the receiver module can be enabled to configure the speaker type and provide volume/mute control at the speaker. Alternatively, the speaker type can be assigned at the factory for preconfigured Home Theater in a Box applications.

Summit Speaker Systems

There are speaker systems utilizing Summit’s technology currently in the market with a price range of $500 to over $80,000. We believe that the technology allows brands and retailers to provide high quality systems to consumers at a multitude of price points. Further, multi-channel systems can be easily expanded, allowing a consumer to start with a basic 2.0 (stereo) or sound-bar system and expand over time.

The Summit Opportunity

We believe that the following attributes: cost, mobility, video support, ease of installation and quality create a market opportunity for Summit’s technologies to be adopted by the consumer electronics industry as described further below.

Cost

We believe that the simplicity and cost structure of our current WiSA USB transmitter and upcoming embedded software solution will make our prices competitive for a wider range of applications, allowing consumer electronics companies to integrate our technology, while also delivering high quality audio.

Mobility

Mobile devices are popular for streaming video, gaming and using virtual reality applications. We believe that this is driving a need for an embedded high-fidelity wireless solution in the mobile device that can transmit audio to headsets or speakers within a room. Summit’s technology enables high quality wireless audio transmission from mobile devices.

Video Support

Wireless audio capable of supporting video has become a priority for consumers across a variety of high-volume multimedia platforms, including TV’s, smartphones, game consoles and set-top boxes. Video applications require audio and video to be perfectly synchronized in order to avoid lip-sync and audio phase distortion issues. Summit’s technology prioritizes low latency and synchronization to less than one microsecond, thus practically eliminating phase distortion between speakers.

Ease of Installation

We believe that the home theater market has moved toward simplicity in recent years. The costly and inconvenient home theaters of the past have left consumers with a desire for audio systems that provide a simplified installation process. We believe that new audio systems, including the predominant sound bar system, are unable to provide high levels of performance, especially in the surround-sound market. Summit’s technology greatly simplifies the installation process of true surround-sound systems. This allows consumers to install a home theater system with the same amount of effort as a sound bar, but enjoy a far superior experience. An overwhelming majority of the content entering consumers’ homes through digital TV and streaming services is provided in a multi-channel format, which is why Summit’s goal is to facilitate enjoyment of true surround sound for both the everyday consumer and audio enthusiast.

In addition to easy installation, Summit modules provide consumers with a multitude of options, allowing customization of a home theater specific to each consumer, without being forced to stick with one brand of speaker. For example, our hope is that a consumer might start with a Summit enabled sound bar for their TV and then add a Summit enabled subwoofer. That same system can be easily upgraded to a variety of surround sound systems by simply adding more speakers. Our technology will allow consumers to upgrade an audio system or just one component of the system without the need to replace the entire system. Consumers can keep the original transmitter, sound bar, and subwoofer and integrate them seamlessly into a new system. Being able to outfit a home entertainment system with Summit-enabled speakers and components gives consumers the ability to express their individual preference and needs and provides the assurance that the devices will interoperate, delivering the highest standard in high-definition (“HD”) wireless surround sound.

Dissatisfaction with Bluetooth Performance and Quality

We believe that consumers want better performance and quality from their Bluetooth audio devices. For example, they may want headsets that stay connected over longer distances or products that offer better audio fidelity. By offering a solution that addresses these needs at a comparable price point to Bluetooth, we believe that we can build consumer demand for our technology.

Profitability of Audio Component Accessories

High-definition televisions (“HDTVs”) are getting thinner and it is becoming increasingly difficult to incorporate the latest electronic advances into such thin displays. We expect that eventually most of the electronics will be external to the display. We believe that the first physical feature to be removed from HDTVs will be the audio component, since there is very little room for quality speakers in today’s thin displays. We believe that HDTV manufacturers know that they need to provide an audio alternative. Additionally, since cost is a significant consideration, we believe that some manufacturers may offer external sound bars which will satisfy some consumers, but perhaps not the consumers who desire a high-quality audio alternative. We believe that these developments are creating an inflection point in the market, and manufacturers are looking to Summit’s technology to create a standard for wireless audio interoperability that will support a long-term product strategy for the successful development of high quality, wireless audio products. By designing speaker systems that incorporate Summit’s technology, consumer electronics companies will be able to sell easy-to-install surround sound audio solutions alongside TVs.

Enjoyment of improved audio on existing content

We believe that the growth in the number of video devices streaming multi-channel audio content, coupled with new 3D immersive sound experiences from Dolby’s ATMOS and DTS’ DTSx formats, will help propel the demand for wireless speakers well into the future.

Enjoyment of wireless audio without interference from other wireless signals

Having other devices nearby that also use the 5 GHz band should not affect the performance of a Summit-enabled audio system, as Summit’s technology can seamlessly switch to another frequency within the 5 GHz band. The 5 GHz U-NII spectrum utilized by Summit technology has up to 24 channels available that are constantly monitored for interference using the Dynamic Frequency Selection sub-band between 5.2 and 5.8 GHz. When interference is detected, the next channel, having been monitored for over one minute and confirmed for accessibility, is ready to be accessed and Summit-enabled devices switch seamlessly to that channel, without the user ever noticing or the audio experience being affected.

What Makes Summit Unique

Both the proprietary technology and the adoption of the technology by leaders in consumer electronics are differentiating factors for Summit. Management believes that Summit is the only company with the technical capabilities of transmitting high resolution, low latency, and speaker synchronization of wireless audio capable of supporting up to 8 channels. Premium consumer brands, like Bang & Olufsen, have begun to adopt our technology as a valued feature in performance products.

Category Defining Wireless Audio

Our wireless audio technology delivers 8 channels of uncompressed audio directly to the speakers in 24-bit and up to 96 kHz sample rates. This means that a consumer can experience audio exactly as it was mastered in the studio. Summit’s technology supports surround sound systems up to 7.1 or 5.1.2 for Dolby ATMOS configurations. There are three wireless audio platforms: WiSA, standard Wi-Fi, and Bluetooth. Low latency is critical for home theater and gaming markets. WiSA’s latency is a fixed latency less than 10 milliseconds, while standard Wi-Fi and Bluetooth technologies have a variable latency greater than 50 milliseconds. In a multi-speaker environment, speaker synchronization is important for keeping each speaker on the same audio sound bit. WiSA keeps speakers synchronized within 5 microseconds. Wi-Fi and Bluetooth are greater than 50 microseconds. Finally, channel count is critical for multi-channel content. WiSA supports 8 channels, Bluetooth supports up to 2 channels, and standard Wi-Fi supports up to 4 channels.

Summit’s technology roadmap includes proprietary software, currently in development, that will support 802.11 Wi-Fi protocol. This proprietary software has been designed to scale in audio channel count and sample rates even as Wi-Fi performance or network utilization changes.

Summit Customers

Summit currently sells custom semiconductor chips and wireless modules to a growing list of consumer electronics customers, including major brands such as Axiim, Bang & Olufsen, Enclave Audio, Klipsch, LG, Harman International, a division of Samsung, and System Audio. We believe that the use of our products by well-known consumer electronics brands will provide an opportunity to create wireless audio products that are simple to install and perform at high levels. Brands such as Bang & Olufsen and Klipsch have chosen Summit technology to drive their wireless home audio/theater product assortments. We believe that their leadership has brought credibility to the technology and paved the way at retail for other brands to follow.

Our Strategy

Our goal is to establish and maintain a leadership position as the ubiquitous standard for hi-fidelity wireless, multi-channel audio. To obtain and enhance our position as the leading standard in the audio space, we intend to:

•	improve recognition of our Summit brand and the WiSA Association standard brand;

•	provide excellent products and services to our customers and members;

•	make sure our technology is accessible to many consumers by having our technology in consumer electronics devices that sell at a variety of price points;

•	expand market awareness of wireless multi-channel hi-fidelity audio experience availability;

•	reduce hardware costs while moving towards a software licensing business model;

•	enhance and protect our IP portfolio;

•	invest in highly qualified personnel; and

•	build innovative products alongside the world’s leading consumer electronics companies.

We currently sell our modules in relatively small quantities. As new customers introduce Summit-enabled products and current customers introduce second and third generation Summit-enabled products, we expect that orders for our modules will increase proportionally. With larger orders, we believe that we can take advantage of economies of scale and improve our gross margins on our modules.

Interoperability

Interoperability is a key aspect of wireless technology. We believe that this is especially true in audio, where unique designs, price points, audio quality and capabilities as well as consumer brand loyalties are significant factors for the end consumer. Creating home theater and audio components that all work with an interoperable standard creates a high level of confidence in retailers and consumers and helps drive the entire category. Interoperability also increases the opportunity for specialized brands to create new and innovative products knowing they can focus on their specific part of the market and rely on others to create the necessary cohort components.

Proprietary Software

A significant amount of our time and resources are being allocated towards launching a software licensing part of our business. Customers will receive a license for our TX software, so that any of their devices with a suitable Wi-Fi radio can transmit audio compliant with our standard without having to purchase and integrate our TX module. We believe that this software will be well-positioned for use by major consumer electronics companies in many devices including TVs, handsets, gaming consoles, and computers. We have submitted patent applications for key technology innovations in this software.

Speaker companies under this new model would purchase Wi-Fi modules with our RX software pre-installed from an original equipment manufacturer (“OEM”), rather than buying modules directly from us. The OEM would pay a royalty to us based on how many modules with our software that it sold.

Corporate Information

We were formed as Summit Semiconductor, LLC, a Delaware limited liability company, on July 23, 2010. We converted to a Delaware corporation, effective December 31, 2017, at which time we changed our name to Summit Semiconductor, Inc. Effective as of September 11, 2018, we changed our name to Summit Wireless Technologies, Inc. We run our operations through Summit Wireless Technologies, Inc., as well as through our wholly-owned subsidiaries, Summit Wireless Japan K.K., a Japanese corporation, and WiSA, LLC, a Delaware limited liability company.

Where You Can Find Us

Our principal executive offices are located at 6840 Via Del Oro, Ste. 280, San Jose, CA 95119 and our telephone number is (408) 627-4716. Our website address is www.summitwireless.com. The website for the WiSA Association is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Summit Wireless Technologies, Summit Semiconductor, Summit WirelessTM, the Summit Wireless Technologies, Inc. logo, the WiSA logo and other trade names, trademarks or service marks of Summit Wireless Technologies, Inc. appearing in this prospectus are the property of Summit Wireless Technologies, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);
•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;
•	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
•	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or
•	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

•	last day of the fiscal year in which we have $1.07 billion or more in annual revenues;
•	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);
•	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or
•	last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”).

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and we have elected to take advantage of such extended transition period for complying with new or revised accounting standards.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

About This Offering

This prospectus relates to the offer and resale by the Selling Stockholders of 1,281,325 shares of Common Stock, 1,381,403 shares of Common Stock issuable upon the exercise of the Warrants (excluding the Pre-Funded Warrants) and 414,364 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. All of the Shares and the shares of Common Stock underlying the Warrants, including the Pre-Funded Warrants, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Shares and the shares of Common Stock underlying the Warrants, including the Pre-Funded Warrants, from time to time at prevailing market prices or at privately negotiated prices.

Common Stock Offered by the Selling Stockholders:	1,281,325 shares of common stock.

Common Stock underlying Warrants (excluding the Pre-Funded Warrants) Offered by the Selling Stockholders:	1,381,403 shares of common stock.

Common Stock underlying Pre-Funded Warrants Offered by the Selling Stockholders:	414,364 shares of common stock.

Common Stock Outstanding at December 2, 2019:	24,873,191 (1)

Use of Proceeds:	While we will not receive any proceeds from the sale of the Shares or the shares of Common Stock underlying the Warrants, including the Pre-Funded Warrants, offered by this prospectus by the Selling Stockholders, we may receive cash proceeds of up to $1,091,000 from the cash exercise of the Warrants (excluding the Pre-Funded Warrants) and up to $4,000 from the cash exercise of the Pre-Funded Warrants held by the Selling Stockholders, as each of the Warrants other than the Pre-Funded Warrants have an exercise price of $0.79 per share and each of the Pre-Funded Warrants have an exercise price of $0.01 per share and collectively, such Warrants are exercisable into an aggregate of 1,795,767 shares of our Common Stock.

Risk Factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 11 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	WISA

(1) The number of shares of our Common Stock outstanding prior to and that will be outstanding after this offering excludes (a) all Warrants outstanding or issuable in connection with this offering, (b) 21,132 shares of restricted stock to be released to a terminated employee in three equal tranches over the next 14 months pursuant to the terms of such employee’s restricted stock agreement, (c) 400,000 unvested deferred shares (the “Deferred Shares”) under our 2018 Long-Term Stock Incentive Plan (the “LTIP”), issued to Michael Howse, a member of our board of directors, pursuant to a Deferred Shares Agreement, entered into as of January 4, 2019, and (d) 250,000 shares of our Series A 8% Senior Convertible Preferred Stock (the “Series A Preferred Stock”) issued to Lisa Walsh, a Selling Stockholder, on April 18, 2019.

RISK FACTORS

An investment in our Common Stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, as well as all of the information contained in this prospectus and the related exhibits, any prospectus supplement or amendments thereto, and the documents incorporated by reference herein or therein, before you decide to invest in our Common Stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks. The value of our Common Stock could decline as a result of any of these risks. You could lose all or part of your investment in our Common Stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements. The risks and uncertainties that we have described are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

SELLING STOCKHOLDERS

The table below lists the Selling Stockholders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Stockholders. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “beneficial ownership” includes any shares of Common Stock as to which the Selling Stockholders have sole or shared voting power or investment power and any shares of Common Stock that the Selling Stockholders have the right to acquire within sixty (60) days (including shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock that are currently exercisable or exercisable within sixty (60) days).

The second column indicates the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership as of December 2, 2019. The second column also assumes the exercise of all of the Warrants, including the Pre-Funded Warrants, held by the Selling Stockholders as of December 2, 2019, without regard to any limitations on exercise described in this prospectus or in the Warrants.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus covers the resale of all of the Shares as well as all of the shares of Common Stock issuable upon exercise of the Warrants, including the Pre-Funded Warrants, that are held by the Selling Stockholders. The Selling Stockholders can offer all, some or none of their shares of Common Stock, thus we have no way of determining the number of shares of Common Stock or the shares of Common Stock underlying Warrants that will be held after this offering. Therefore, the fourth and fifth columns assume that the Selling Stockholders will sell all of the Shares as well as all of the shares of Common Stock issuable upon exercise of the Warrants which are covered by this prospectus. See “Plan of Distribution.”

	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (1)	Percentage Beneficially Owned After Offering (1)
Brett Moyer (2)	510,786	19,410	491,376	2.0%
Gary Williams (3)	175,605	7,668	167,937	*
Jonathan Gazdak (4)	241,408	3,587	237,821	*
Lisa Walsh (5)	6,701,537	1,113,915	5,587,622	22.2%
Medalist Partners Harvest Master Fund Ltd. (6)	1,457,404	472,230	985,174	3.9%
Medalist Partners Opportunity Master Fund A, L.P. (7)	1,457,404	472,230	985,174	3.9%
Joseph Ahearn (8)	5,604	5,604	-	*
Louis Astorino (9)	9,806	9,806	-	*
Timothy Cherotti (10)	119,049	119,049	-	*
Mark Engebretson (11)	4,608	1,191	3,417	*
Daniel & Beth Erlanger	189,441	23,904	165,537	*
William Goodman	35,856	35,856	-	*
Hammermeister Family Rev Trust (12)	28,012	28,012	-	*
John Heilshorn (13)	2,548	2,548	-	*
Mark Hermann (14)	10,001	10,001	-	*
Jennings Family Revocable Trust (15)	22,410	22,410	-	*
Richard Levy (16)	77,115	77,115	-	*
Daniel McGregor (17)	17,045	7,145	9,900	*
Bryan McShane (18)	42,018	42,018	-	*
Milan-Chase III LLC (19)	262,215	99,863	162,352	*
Milan-Cooper III LLC (20)	262,215	99,863	162,352	*
Deborah Millar (21)	52,400	52,400	-	*
Clarke Moody (22)	75,071	28,012	47,059	*
Stephen O'Shaughnessy	47,149	12,699	34,450	*
Plumtree Trust (23)	97,294	28,012	69,282	*
Greg Richter (24)	187,676	70,029	117,647	*
Charles & Heather Ritter (25)	26,485	23,812	2,673	*
H. Leigh Severance (26)	345,325	128,855	216,470	*
Ava Shuster (27)	44,705	5,604	39,101	*
Alva Terry Staples (28)	22,523	8,405	14,118	*
James Wohlbruck (29)	5,604	5,604	-	*
Chris Wrolstad (30)	67,465	40,235	27,230	*
TOTAL	12,603,784	3,077,092	9,526,692	37.9%

* Less than 1%

(1)	Includes shares of Common Stock owned by the Selling Stockholders upon full exercise of all Warrants, including the Pre-Funded Warrants, as applicable, to purchase shares of Common Stock that are held by the Selling Stockholders. The Warrants, other than the Pre-Funded Warrants, are each exercisable for one share of our Common Stock at an exercise price of $0.79 per share and the Pre-Funded Warrants are each exercisable for one share of Common Stock at an exercise price of $0.01 per share.

(2)	Includes (i) fully vested warrants to purchase 33,781 shares of Common Stock with exercise prices ranging from $0.79 to $4.50 per share and (ii) 141,733 shares of restricted Common Stock that are subject to annual vesting over a period of three years beginning September 1, 2019.

(3)	Includes (i) fully vested warrants to purchase 7,690 shares of Common Stock with exercise prices ranging from $0.79 to $4.50 per share and (ii) 67,308 shares of restricted Common Stock that are subject to annual vesting over a period of three years beginning September 1, 2019.

(4)	Includes fully vested warrants to purchase 163,803 shares of Common Stock with exercise prices ranging from $3.30 to $6.25 per share and (ii) 25,000 shares of restricted Common Stock that is subject to annual vesting over a period of three years beginning September 1, 2019. Excludes warrants to purchase 40,816, 122,272 and 75,000 shares of Common Stock, with exercise prices of $2.18, $1.66 and $0.875, respectively, issued to Alexander Capital, L.P., of which Mr. Gazdak is managing director and the head of investment banking.

(5)	Includes (i) fully vested warrants to purchase 774,929 shares of Common Stock with exercise prices ranging from $0.79 to $1.98 per share, and (ii) 250,000 shares of Common Stock based upon the assumed conversion of 250,000 shares of Series A Preferred Stock convertible into shares of our Common Stock at a price of $4.00 per share, subject to adjustment under the Certificate of Designations of the Preferences, Rights and Limitations of the Series A Preferred Stock (the “Certificate of Designations”) and a floor price of $1.50 per share.

(6)

Medalist Partners Harvest Master Fund, Ltd. (“Medalist Partners Harvest”) is managed by Medalist Partners LP (“Medalist”). Brian Herr is an employee of Medalist and/or one of its affiliates, is a partner and co-portfolio manager for each of the Medalist Funds (as defined below), and is a member of our board of directors. Mr. Herr does not individually hold or otherwise beneficially own any of our securities. Each of the Medalist Funds has delegated to Medalist, and to Mr. Herr as partner and co-portfolio manager for each of the Medalist Funds, the power to vote and the power to direct the disposition of our securities held by the Medalist Funds. Mr. Herr disclaims beneficial ownership of any securities, except to the extent of his pecuniary interest therein.

Includes (i) fully vested warrants to purchase 236,114 shares of Common Stock with an exercise price of $0.79 per share and (ii) fully vested Pre-Funded warrants to purchase 207,182 shares of Common Stock with an exercise price of $0.01 per share.

(7)

Medalist Partners Opportunity Master Fund A, L.P. (“Medalist Partners Opportunity”, and together with Medalist Partners Harvest, the “Medalist Funds”) is managed by Medalist. Mr. Herr is an employee of Medalist and/or one of its affiliates, is a partner and co-portfolio manager for each of the Medalist Funds, and is a member of our board of directors. Mr. Herr does not individually hold or otherwise beneficially own any of our securities. Each of the Medalist Funds has delegated to Medalist, and to Mr. Herr as partner and co-portfolio manager for each of the Medalist Funds, the power to vote and the power to direct the disposition of our securities held by the Medalist Funds. Mr. Herr disclaims beneficial ownership of any securities, except to the extent of his pecuniary interest therein.

Includes (i) fully vested warrants to purchase 236,114 shares of Common Stock with an exercise price of $0.79 per share and (ii) fully vested Pre-Funded warrants to purchase 207,182 shares of Common Stock with an exercise price of $0.01 per share.

(8)	Includes fully vested warrants to purchase 2,615 shares of Common Stock with an exercise price of $0.79 per share.

(9)	Includes fully vested warrants to purchase 4,576 shares of Common Stock with an exercise price of $0.79 per share.

(10)	Includes fully vested warrants to purchase 55,556 shares of Common Stock with an exercise price of $0.79 per share.

(11)	Includes fully vested warrants to purchase 556 shares of Common Stock with an exercise price of $0.79 per share.

(12)	Includes fully vested warrants to purchase 13,072 shares of Common Stock with an exercise price of $0.79 per share.

(13)	Includes fully vested warrants held directly by Mr. Heilshorn exercisable for 1,189 shares of Common Stock with an exercise price of $0.79 per share.

(14)	Includes fully vested warrants to purchase 4,667 shares of Common Stock with an exercise price of $0.79 per share.

(15)	Includes fully vested warrants to purchase 10,458 shares of Common Stock with an exercise price of $0.79 per share.

(16)	Includes fully vested warrants to purchase 35,987 shares of Common Stock with an exercise price of $0.79 per share.

(17)	Includes fully vested warrants to purchase 3,334 shares of Common Stock with an exercise price of $0.79 per share.

(18)	Includes fully vested warrants to purchase 19,608 shares of Common Stock with an exercise price of $0.79 per share.

(19)	Includes fully vested warrants to purchase 22,549 shares of Common Stock with an exercise price of $0.79 per share.

(20)	Includes fully vested warrants to purchase 22,549 shares of Common Stock with an exercise price of $0.79 per share.

(21)	Includes fully vested warrants to purchase 24,453 shares of Common Stock with an exercise price of $0.79 per share.

(22)	Includes fully vested warrants to purchase 13,072 shares of Common Stock with an exercise price of $0.79 per share.

(23)	Includes fully vested warrants to purchase 13,072 shares of Common Stock with an exercise price of $0.79 per share.

(24)	Includes fully vested warrants to purchase 32,680 shares of Common Stock with an exercise price of $0.79 per share.

(25)	Includes fully vested warrants to purchase 11,112 shares of Common Stock with an exercise price of $0.79 per share.

(26)	Includes fully vested warrants to purchase 60,132 shares of Common Stock with an exercise price of $0.79 per share.

(27)	Includes fully vested warrants to purchase 2,615 shares of Common Stock with an exercise price of $0.79 per share.

(28)	Includes fully vested warrants to purchase 3,922 shares of Common Stock with an exercise price of $0.79 per share.

(29)	Includes fully vested warrants to purchase 2,615 shares of Common Stock with an exercise price of $0.79 per share.

(30)	Includes fully vested warrants to purchase 43,553 shares of Common Stock with exercise prices ranging from $0.79 to $3.00 per share.

Material Relationships with Selling Stockholders

We have had the following material relationships with the Selling Stockholders in the last three (3) years:

Warrant Amendment and Exercise Agreements

The Selling Stockholders listed in the Selling Stockholder table above were each party to a Warrant Amendment and Exercise Agreement with the Company (a “Warrant Amendment Agreement”), pursuant to which the Company agreed to reduce the exercise price of such Selling Stockholder’s original warrants of the Company (the “Original Warrants”) to $0.80 per share (the “Reduced Exercise Price”), and for each Original Warrant exercised by such Selling Stockholder at the Reduced Exercise Price to purchase shares of Common Stock, the Company agreed to reduce the exercise price of Original Warrants to purchase an equivalent number of shares of Common Stock to $0.79 (the “Amended Exercise Price”).

Pursuant to the Warrant Amendment Agreement and in consideration for the exercise by such Selling Stockholders of any of their Original Warrants at the Reduced Exercise Price, the Company agreed to reduce the exercise price of (i) a subset of Original Warrants, including the Series D Warrants, held by certain of the Selling Stockholders from $5.40 per share to the Reduced Exercise Price, (ii) the Series F Warrants held by certain of the Selling Stockholders from $3.60 per share to the Reduced Exercise Price and (ii) the Series G Warrants held by certain of the Selling Stockholders from $3.00 to the Reduced Exercise Price.

In connection with the Warrant Amendment Agreement entered into with the holders of the Series F Warrants, the Company also executed Amendment No. 1 to the Series F Warrants held by the Medalist Funds (the “Series F Warrant Amendment”), pursuant to which each such Series F Warrant was further amended to add, among other things, fundamental transaction and subsequent rights offerings provisions as well as a 9.99% beneficial ownership limitation (the “Beneficial Ownership Limitation”).

Pursuant to the Warrant Amendment Agreement entered into with each of the Medalist Funds with respect to the Series F Warrants and Series G Warrants, if the exercise of an Original Warrant at the Reduced Exercise Price would cause each of the Medalist Funds to exceed the Beneficial Ownership Limitation, in lieu of receiving such number of shares of Common Stock in excess of the Beneficial Ownership Limitation, the Company will only issue such number of shares of Common Stock to each of the Medalist Funds as would not cause each of the Medalist Funds to exceed the maximum number of shares of Common Stock permitted under the Beneficial Ownership Limitation, and each of the Medalist Funds shall be issued, at an exercise price equal to the Reduced Exercise Price less $0.79 per share, Pre-Funded Warrants covering such number of shares of Common Stock as would otherwise have been in excess of the Beneficial Ownership Limitation. In connection with such exercises, the Medalist Funds were issued Pre-Funded Warrants to purchase an aggregate of 414,364 shares of Common Stock.

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of each Warrant Amendment Agreement, in which we agreed to prepare and file with the SEC, as soon as practicable, but in no event later than November 4, 2019 (as amended by the Settlement Agreements (as defined below) to November 18, 2019), a registration statement on Form S-3 to register all shares of Common Stock issued to the Selling Stockholders upon exercise of their Warrants in connection with the Warrant Amendment Agreements, as well as all shares of Common Stock underlying all Warrants, including all Pre-Funded Warrants, as applicable, held by the Selling Stockholders.

From November 3, 2019 to November 6, 2019, the Company entered into settlement agreements (the “Settlement Agreements”) with (i) each of the Selling Stockholders, other than the Medalist Funds, pursuant to which it agreed to issue such Selling Stockholders an aggregate of 152,944 additional shares of Common Stock, and (ii) the Medalist Funds, pursuant to which it agreed to pay the Medalist Funds an aggregate of $47,223 in cash, with such shares and cash meant to compensate such Selling Stockholders for the difference between the Amended Exercise price and the lower priced shares that were offered to investors in connection with the Registered Direct Offering (as defined below). In addition, pursuant to the Settlement Agreements, the Company and the Selling Stockholders agreed to extend the date by which the Company would file a registration statement on Form S-3 to register all shares of Common Stock issued to the Selling Stockholders upon exercise of their Warrants in connection with the Warrant Amendment Agreements, as well as all shares of Common Stock underlying all Warrants, including all Pre-Funded Warrants, as applicable, held by the Selling Stockholders from November 4, 2019 to November 18, 2019.

Brett Moyer

Mr. Moyer has served as the Company’s President, Chief Executive Officer and a board member since August 2010. In December 2016, Mr. Moyer extinguished secured promissory notes of the Company, consisting of an aggregate of $135,704, a promissory note of the Company in the principal amount of $50,000 and $69,290 of reimbursable expense reports, and invested the aggregate sum of $269,091 in the Company’s Series D original issue discount convertible note (the “Series D Notes”) financing (as further described below). In connection with the Series D Notes financing, the Company also issued Mr. Moyer a warrant to purchase 9,058 shares of Common Stock at an exercise price of $5.40. In connection with the extension of the maturity date of such Series D Note to June 30, 2018, the number of shares issuable upon exercise of warrants granted to Mr. Moyer in connection with such financing was doubled, or increased by 9,058, effective February 28, 2018.

In April 2018, the Company issued Mr. Moyer a $62,500 Series G 20% original issue discount senior secured promissory note, as amended (a “Series G Note”), in consideration for $50,000 of expenses incurred by Mr. Moyer. In June 2018, in consideration for extending the maturity date of the Series G Note, the Company granted Mr. Moyer a warrant to purchase 4,630 shares of Common Stock. In July 2018, in consideration for extending the maturity date of the Series G Note and agreeing to make the note convertible, the Company granted Mr. Moyer a warrant to purchase 13,889 shares of Common Stock. On July 25, 2018, in connection with the Company’s IPO, $537,366 of principal under such notes held by Mr. Moyer, and all accrued interest, was automatically converted into a total of 157,881 shares of Common Stock and the exercise price of the warrants issued in connection with the Series G Notes became $3.00.

In addition, in October 2019, Mr. Moyer entered into a Warrant Amendment Agreement with the Company, as described above.

Gary Williams

Mr. Williams has served as the Company’s Chief Accounting Officer since September 2019, as the Company’s VP of Finance since August 2010 and previously served as the Company’s Chief Financial Officer from August 2010 to September 2019. During November 2017, the Company issued to Mr. Williams warrants to purchase 7,156 common units at an exercise price of $5.40 per unit with a five-year term. The warrants were issued in connection with Mr. Williams’ payment of the Company’s November 2017 employee healthcare premium totaling $32,201. Mr. Williams was reimbursed for such payment in December 2017. In addition, as a participant in the Series D Notes financing, Mr. Williams was issued a Series D Note, which converted into shares of Common Stock in connection with the IPO.

In addition, in October 2019, Mr. Williams entered into a Warrant Amendment Agreement with the Company, as described above, pursuant to which such warrant was repriced at $0.80 per share and then exercised for 3,578 shares of Common Stock. Mr. Williams is the holder of the Other Warrant, which is exercisable at $0.79 per share.

Jonathan Gazdak

Mr. Gazdak has been a member of the Company’s board of directors since June 2015. Alexander Capital, L.P. has acted as the lead investment bank in a number of the Company’s private financings and as an underwriter for the Company’s IPO.

The Company signed an engagement letter with Alexander Capital, L.P. in August of 2014 (“August 2014 Engagement Letter”), under which Alexander Capital, L.P. earned a fee on total investments by its clients. Alexander Capital, L.P. earned fees of $359,311, $1,058,575 and $321,300 for the years ended December 31, 2016, 2017 and 2018, respectively, under the August 2014 Engagement Letter. In connection with the August 2014 Engagement Letter, which was terminated immediately prior to the IPO, Alexander Capital, L.P. was issued warrants to purchase a total of 588,391 shares of Common Stock, exercisable at prices between $3.30 and $5.40 per share and for five years from the date of issuance.

Pursuant to the underwriting agreement entered into between the Company and Alexander Capital, L.P. in connection with the IPO (the “Underwriting Agreement”), Alexander Capital, L.P. was paid a cash fee of $900,000, as well as a non-accountable expense allowance of $120,000 and reimbursements of $100,000. Pursuant to the Underwriting Agreement, the Company issued Alexander Capital, L.P. a warrant to purchase 72,000 shares of Common Stock. Such warrant is exercisable at a per share price of $6.25 and is exercisable at any time during the five-year period commencing 180 days from the effective date of the IPO, which period shall not exceed five years from such effective date.

In February 2017, Mr. Gazdak extinguished $12,000 of expense reports and invested $12,000 in the Company’s Series D Notes financing. On July 25, 2018, in connection with the Company’s IPO, $21,176 of principal under Mr. Gazdak’s convertible promissory notes, and all accrued interest, were automatically converted into a total of 5,647 shares of Common Stock.

On April 4, 2019, the Company signed another engagement letter with Alexander Capital, L.P. under which Alexander Capital, L.P. earns a fee on total investments by its clients. In connection with the issuance of the initial tranche of the Series A Preferred Stock, Alexander Capital, L.P. earned a fee of $80,000 and the Company agreed to issue it a warrant to purchase 40,816 shares of Common Stock. Such warrant is exercisable at a per share price of $2.18 and is exercisable at any time during the five-year period commencing 180 days from the effective date of the issuance of such Common Stock, which period shall not exceed five years from such effective date.

On April 17, 2019, the Company entered into an underwriting agreement with Alexander Capital, L.P. in connection with an offering by the Company of 4,075,726 shares of Common Stock, pursuant to which Alexander Capital, L.P. was paid cash fees of $406,554 as well as a non-accountable expense allowance of $54,207 and reimbursements of $100,000 and pursuant to which the Company agreed to issue a warrant to purchase 122,272 shares of Common Stock. Such warrant is exercisable at a per share price of $1.66 and is exercisable at any time during the five-year period commencing 180 days from the effective date of the issuance of such Common Stock, which period shall not exceed five years from such effective date.

On October 16, 2019, the Company entered into another underwriting agreement with Alexander Capital, L.P. in connection with an offering by the Company of up to an aggregate of 2,500,000 shares of Common Stock, pursuant to which Alexander Capital, L.P. was paid cash fees of $131,250 as well as a non-accountable expense allowance of $17,500 and reimbursements of $43,750 and pursuant to which the Company agreed to issue a warrant to purchase 75,000 shares of Common Stock. Such warrant is exercisable at a per share price of $0.875 and is exercisable at any time during the five-year period commencing one year from the effective date of the issuance of such stock, which period shall not exceed five years from such effective date.

In addition, in October 2019, Mr. Gazdak entered into a Warrant Amendment Agreement with the Company, as described above. In connection with the Company’s entry in the Warrant Amendment Agreements, Alexander Capital, L.P. was paid a cash fee of $51,374.

Lisa J. Walsh

In November 2016, Ms. Walsh, a client of Alexander Capital, L.P., invested $500,000 in the Company’s Series D Note financing and received a warrant to purchase 65,360 shares of Common Stock at an exercise price of $5.40.

In July 2017, Ms. Walsh invested an additional $360,000 in the Company’s Series D Note financing and received a warrant to purchase 47,059 shares of Common Stock at an exercise price of $5.40. Effective February 28, 2018, Ms. Walsh agreed to extend the maturity date of such note to June 30, 2018, which was later amended to extend the maturity date to July 25, 2018, and which accrued an additional 10% interest on the first day of every month, beginning March 1, 2018, so long as such note remained outstanding. In connection with the maturity date extension, the number of shares issuable upon exercise of warrants granted to Ms. Walsh to purchase 112,419 shares of Common Stock at an exercise price of $5.40 were doubled, or increased by 112,419. In November 2017, Ms. Walsh invested $6,500,000 in the Company’s Series F senior secured convertible promissory notes (the “Series F Notes”) financing (as described further below) and was issued warrants to purchase 722,222 shares of Common Stock at an exercise price of $5.40 per share.

In May 2018, Ms. Walsh participated in an offering of the Company’s Series G Notes financing (as described further below) and was issued a $312,500 Series G Note and a warrant to purchase 23,150 shares of Common Stock. In July 2018, in consideration for extending the maturity date of the Series G Notes and agreeing to make such note convertible, Ms. Walsh was granted a warrant to purchase 69,444 shares of Common Stock. On July 25, 2018, in connection with the Company’s IPO, $8,330,147 of principal under convertible promissory notes held by Ms. Walsh, and all accrued interest, were automatically converted into a total of 2,938,650 shares of Common Stock and the exercise price of the warrants issued in connection with the Series F Notes and the Series G Notes became $3.60 and $3.00, respectively. Ms. Walsh also purchased 366,092 shares of Common Stock in connection with the IPO.

On April 18, 2019, we entered into a Securities Purchase Agreement, dated as of April 18, 2019, with Ms. Walsh (the “Preferred SPA”), pursuant to which we issued 250,000 shares of our Series A Preferred Stock, which shares have a stated value of $4.00, grant holders the same voting rights as holders of our shares of Common Stock, and are convertible into shares of our Common Stock at a price of $4.00 per share, subject to a floor price of $1.50 and to adjustment under our Certificate of Designations, in consideration for $1,000,000 (the “Initial Tranche”). The Series A Preferred Stock may be issued in tranches of at least $500,000 and in an aggregate of up to $5,000,000. In connection with the Initial Tranche, the Company also issued to Ms. Walsh a warrant to purchase 255,102 shares of Common Stock, which is immediately exercisable, has a five-year life, has an exercise price of $1.98 and is subject to 4.99/9.99% blockers and to adjustment for stock dividends and splits. Pursuant to the Preferred SPA, holders of shares of the Series A Preferred Stock (i) have the right to require the Company to register the shares of Series A Preferred Stock as well as the shares of Common Stock underlying such shares and the warrant issued to Ms. Walsh within 180 days of the Closing Date (as defined in the Preferred SPA) on which purchasers have committed to purchase an aggregate of amount of Series A Preferred Stock with an aggregate stated value equal to or exceeding $250,000.

In connection with the Company’s offering of up to 2,500,000 shares of Common Stock on October 16, 2019 (the “Registered Direct Offering”), Ms. Walsh purchased 1,000,000 shares of the Company’s Common Stock.

In addition, in October 2019, Ms. Walsh entered into a Warrant Amendment Agreement with the Company, as described above.

The Medalist Funds

Brian Herr is a member of the Company’s board of directors and the Chief Investment Officer and Co-Head of Structured Credit and Asset Finance for the Medalist Partners platform (f/k/a Candlewood Structured Strategy Funds). Mr. Herr also serves as a partner and co-portfolio manager for each of the Medalist Funds. Mr. Herr was granted a seat on the Company’s board of directors pursuant to a securities purchase agreement, dated as of November 30, 2017, between the Company and the Medalist Funds, pursuant to which the Company also issued to the Medalist Funds an aggregate of $2,000,000 Series F Notes and warrants to purchase an aggregate of 222,222 shares of Common Stock, which are exercisable for a price of $3.60 per share. In addition, between April 20, 2018 and June 29, 2018, the Company issued an aggregate of $2,437,500 of Series G Notes to the Medalist Funds and warrants to purchase an aggregate of 180,570 shares of Common Stock. In July 2018, in consideration for extending the maturity date of the Series G Notes and agreeing to make such notes convertible, the Medalist Funds were granted a warrant to purchase 541,666 shares of Common Stock. On July 25, 2018, in connection with the Company’s IPO, $3,950,000 of principal under convertible promissory notes held by the Medalist Funds, and all accrued interest, were automatically converted into a total of 1,950,348 shares of Common Stock and the exercise price of the warrants issued in connection with the Series G Notes became $3.00.

In addition, in October 2019, each of the Medalist Funds entered into a Warrant Amendment Agreement and the Series F Warrant Amendment with the Company, as described above.

John Heilshorn

Pursuant to a certain consulting agreement entered into with the Company on December 19, 2017 with Lippert/Heilshorn Associates, Inc. (“LH&A”), a New York investor relations firm and of which Mr. Heilshorn is a partner, LH&A earned fees of $10,000, $105,492, and $149,248 in each of the three years prior to December 3, 2019. On July 9, 2019, the Company issued LH&A a warrant to purchase 40,000 shares of Common Stock with an exercise price of $1.24 for investor relation services. In addition, as a participant in the Series D Notes financing (described further below), Mr. Heilshorn was issued a Series D Note, which converted into shares of Common Stock in connection with the IPO.

Chris Wrolstad

The Company signed two engagement letters on February 29, 2016 and May 17, 2017 with Aspenwood Capital, an affiliate of Colorado Financial Services Corporation (“Aspenwood”) and of which Mr. Wrolstad is a partner, and signed a finder agreement with Aspenwood on October 1, 2019 (such finder agreement, collectively with such engagement letters, the “Aspenwood Agreements”), under which Aspenwood earned fees on total investments by its clients. Under the Aspenwood Agreements, Aspenwood earned fees of $70,280, $162,250, and $9,575 in each of the three years prior to December 3, 2019, and during such period, Aspenwood was issued warrants to purchase an aggregate of 133,108 shares of Common Stock, exercisable at prices between $3.00 and $5.40 per share and for five years from the date of issuance.

In addition, as a participant in the Series D Notes financing (described further below), Mr. Wrolstad was issued a Series D Note, which converted into shares of Common Stock in connection with the IPO.

Loan Transactions with Selling Stockholders

On various dates in 2016 and 2017, certain of the Selling Stockholders listed in the Selling Stockholder table above (other than Mr. Moyer, Mr. Williams, Mr. Gazdak, Ms. Walsh, Mr. Heilshorn and Mr. Wrolstad), namely Mr. Goodman, Mr. McGregor, Plumtree Trust, Jennings Family Revocable Trust, Ms. Shuster, Mr. Wrolstad, Mr. Hammermeister, Mr. Hermann, Mr. Levy, Mr. Moody, Mr. Severance, Mr. Ahearn, Mr. and Ms. Erlanger, Milan-Chase III LLC, Milan-Cooper III LLC, Mr. & Ms. Ritter, Mr. Wohlbruck, Mr. Astorino, Mr. McShane, Mr. Richter, Ms. Millar, and Mr. Staples, participated in the Series D Notes financing, pursuant to which the Company received total proceeds from all investors, including such Selling Stockholders, of $4,717,000. In connection with the February 28, 2018 extension of the maturity date of the Series D Notes, the Company confirmed to the holders of the Series D Notes that the Series D Notes would accrue an additional 10% interest on the first day of every month, beginning March 1, 2018, so long as such notes remained outstanding. On July 25, 2018, the outstanding Series D Notes automatically converted into shares of Common Stock in connection with the IPO. In addition, in connection with the issuance of the Series D Notes, as well as the subsequent extension of the maturity dates of such notes (pursuant to which additional warrants were issued to such Selling Stockholders), the Company issued to such Selling Stockholders warrants to purchase an aggregate of 1,033,182 shares of Common Stock.

On various dates between November 2017 and May 2018, certain of the Selling Stockholders listed in the Selling Stockholder table above (other than Mr. Wrolstad, Ms. Walsh, and the Medalist Funds), namely Mr. Cherotti, Mr. Engebretson, and Mr. O'Shaughnessy, participated in the Series F Notes financing, pursuant to which the Company received total proceeds from all investors, including such Selling Stockholders, of $10,570,000. On June 30, 2018, the Series F Notes went into default. The Company obtained consents from the holders of such notes to initially extend the maturity date of such notes to July 15, 2018 and then requested and received consents to extend the maturity date to July 25, 2018, at which time the outstanding Series F Notes automatically converted into shares of Common Stock in connection with the IPO. In connection with the Series F Notes financing, the Company issued to such Selling Stockholders warrants to purchase an aggregate of 1,068,978 shares of Common Stock.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. To the extent that we receive proceeds from the exercise of Warrants other than the Pre-Funded Warrants held by the Selling Stockholders at $0.79 per share, and proceeds from the exercise of Pre-Funded Warrants held by the Medalist Funds at $0.01 per share, we will use those proceeds to repay the expenses of this offering, and for working capital and other general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have requested that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We have requested that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Summit Wireless Technologies, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.summitwireless.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 29, 2019;
●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 15, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the SEC on August 14, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, filed with the SEC on November 14, 2019;
●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders to be held on December 19, 2019, filed with the SEC on November 19, 2019;
●	Our Current Reports on Form 8-K and 8-K/A, as applicable, filed with the SEC on March 20, 2019, March 28, 2019, May 16, 2019, May 22, 2019, May 30, 2019, June 25, 2019, August 8, 2019, August 15, 2019, August 19, 2019, September 13, 2019, October 8, 2019; October 10, 2019, October 17, 2019, October 22, 2019, November 14, 2019, and November 21, 2019; and
●	Our Registration Statement on Form 8-A, filed with the SEC on July 25, 2018, including any amendments or reports filed for the purpose of updating the description of our common stock therein.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Summit Wireless Technologies, Inc.
6840 Via Del Oro Ste. 280

San Jose, CA 95119

(408) 627-4716
info@summitwireless.com

Copies of these filings are also available on our website at www.summitwireless.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

Summit Wireless Technologies, Inc.

1,281,325 Shares of Common Stock

1,381,403 Shares of Common Stock underlying Warrants

414,364 Shares of Common Stock underlying Pre-Funded Warrants

PROSPECTUS

The date of this prospectus is December 3, 2019.